RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-163632

Pricing Supplement Dated November 23, 2010 to the Product Prospectus Supplement ERN-ETF-1 Dated January 12, 2010, Prospectus Dated January 11, 2010 and Prospectus Supplement Dated January 11, 2010	$559,000 Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due November 30, 2012 Royal Bank of Canada

Royal Bank of Canada is offering the Buffered Enhanced Return Notes (the “Notes”) linked to the performance of an equally weighted basket comprised of two ETFs: iShares® MSCI Emerging Market Index Fund and the iShares® MSCI Brazil Index Fund (the “Basket”).

The CUSIP number for the Notes is 78008KRY1. The Notes provide a 200% leveraged return if the level of the Reference Asset increases from the Initial Level to the Final Level, subject to the Maximum Redemption Amount of 118.20% of the principal amount of the Notes. The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes for any percentage decrease in the level of the Basket of more than 15% from the Pricing Date to, and including, the Valuation Date. Any payments on the Notes are subject to our credit risk.

Issue Date: November 30, 2010

Maturity Date: November 30, 2012

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 11, 2010, and “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated January 12, 2010.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$559,000.00
Underwriting discounts and commissions	2.125%	$11,878.75
Proceeds to Royal Bank of Canada	97.875%	$547,121.25

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $21.25 per $1,000 in principal amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of $21.25 per $1,000 in principal amount of the Notes. The price of the Notes also included a profit of $12.50 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. The total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, was $33.75 per $1,000 in principal amount of the Notes.

 We may use this pricing supplement in the initial sale of the Notes.  In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due November 30, 2012

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series D

Underwriter:	RBC Capital Markets, LLC

Reference Asset:	The Notes are linked to the value of an equally weighted basket (the “Basket”) of two exchange traded funds (each, a “Basket Component,” collectively, the “Basket Components”).

	Basket Component	Bloomberg Ticker	Component Weight

	iShares® MSCI Emerging Market Fund	EEM	50%

	iShares® MSCI Brazil Index Fund	EWZ	50%

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	November 23, 2010

Issue Date:	November 30, 2010

CUSIP:	78008KRY1

Valuation Date:	November 27, 2012

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:

1. Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and
2. Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between zero and -15%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change is negative, by more than the Buffer Percentage (that is, the Percentage Change is between -15.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Weighted Component Changes for the Basket Components. The Weighted Component Change for each Basket Component will be determined as follows:

	Component Weight x	Final Level - Initial Level Intial Level

Initial Level:	EEM 44.89; EWZ: 74.12

Final Level:	The closing price per share of a Basket Component on the Valuation Date.

Leverage Factor:	200% (subject to the Maximum Redemption Amount)

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due November 30, 2012

Maximum Redemption Amount:	118.20% multiplied by the principal amount (to be determined on the Pricing Date)

Buffer Percentage:	15%

Buffer Level:	EEM 31.16; EWZ: 63.00 (85% of the Initial Level, rounded to two decimal places)

Maturity Date:	November 30, 2012, subject to extension for market and other disruptions, as described in the product prospectus supplement.

Term:	Two (2) years

Principal at Risk:
The Notes are NOT principal protected.  You may lose a substantial portion of your principal amount at maturity if there is a percentage decrease in the closing level of both of the Basket Components of more than 15% from the Pricing Date to the Valuation Date.

Calculation Agent:	RBC Capital Markets, LLC

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 12, 2010 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 11, 2010).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and   P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 12, 2010, as modified by this pricing supplement.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due November 30, 2012

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 11, 2010, as supplemented by the prospectus supplement dated January 11, 2010 and the product prospectus supplement dated January 12, 2010, relating to our Senior Global Medium-Term Notes, Series D, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 11, 2010 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 12, 2010, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000063/m18100424b3.htm

Prospectus Supplement dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000064/f17102424b3.htm

Product Prospectus Supplement ERN-ETF-1 dated January 12, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000106/c112102424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due November 30, 2012

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Final Level of any Basket Component. All examples are based upon the Buffer Percentage of 15%, the Leverage Factor of 200%, the Maximum Redemption Amount of 118.20% of the principal amount, and assumes that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + ($1,000 x 5% x 200%) = $1,000 + $100 = $1,100

	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,100, a 10% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).

	Percentage Change:	47%

	Payment at Maturity:	$1,000 + ($1,000 x 47% x 200%) = $1,000 + $940 = $1,940 however, the Maximum Redemption Amount is $1,182.00

	On a $1,000 investment, a 47% Percentage Change results in a Payment at Maturity of $1,182.00, an 18.20% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).

	Percentage Change:	-8%

	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the principal amount.

	On a $1,000 investment, a -8% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).

	Percentage Change:	-20%

	Payment at Maturity:	$1,000 + [$1,000 x (-20% + 15%)] = $1,000 - $50 = $950

	On a $1,000 investment, a -20% Percentage Change results in a Payment at Maturity of $950, a -5% return on the Notes.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due November 30, 2012

INFORMATION REGARDING THE BASKET COMPONENTS

We have derived the following information from publicly available documents, including documents prepared by iShares, a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the Basket Components and iShares and the Basket Components will have no obligations with respect to the Notes. This pricing supplement relates only to the Notes and does not relate to the shares of the Basket Components or securities in the MSCI Emerging Index or the MSCI Brazil Index (each, an “Underlying Index,” collectively, the “Underlying Indices”). Neither we nor RBC Capital Markets, LLC participates in the preparation of the publicly available documents described below. Neither we nor RBC Capital Markets, LLC has made any due diligence inquiry with respect to the Basket Components in connection with the offering of the Notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading prices of the shares of the Basket Components have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Basket Components could affect the value of the shares of the Basket Components on the Valuation Date and therefore could affect the Payment at Maturity.

iShares consists of numerous separate investment portfolios, including the Basket Components. Each Basket Component seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index. A Basket Component typically earns income dividends from securities included in its Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to that Basket Component’s shareholders as “ordinary income.” In addition, a Basket Component realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your Notes are linked only to the share prices of the Basket Components, you will not be entitled to receive income, dividend, or capital gain distributions from the Basket Components or any equivalent payments.

Information provided to or filed with the SEC by iShares under the Securities Act of 1933 and the Investment Company Act of 1940 as to the Basket Components can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 033-97598 and 811-09102, respectively.  We make no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Basket Components is not a recommendation to buy or sell the shares of the Basket Components. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Basket Components.

The shares of the iShares® MSCI Emerging Markets Index Fund trade on NYSE Arca under the symbol “EEM”. The shares of the iShares® MSCI Brazil Index Fund trade on NYSE Arca under the symbol “EWZ”.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”).  BGI has licensed certain trademarks and trade names of BGI for our use. The Notes are not sponsored, endorsed, sold, or promoted by BGI, its affiliate, BGFA, or by the iShares® Funds. Neither BGI, BGFA, nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BGI, BGFA, nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds.

iShares® MSCI Emerging Markets Index

The disclosures contained in this pricing supplement regarding the Underlying Index including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources, including Bloomberg Financial Markets. The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

The Underlying Index is intended to measure equity market performance in the global emerging markets. The Underlying Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The Underlying Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The Underlying Index currently consists of the following 25 emerging market country indices: Bermuda, Brazil, Cayman Islands, Chile, China, Colombia, Czech Republic, Egypt, Hong Kong,  Hungary, India, Indonesia, Luxembourg, Malaysia, Mexico, Peru, Philippines, Poland, Russian Federation, South Africa, South Korea, Taiwan, Thailand, Turkey and the United States. Please note that, because the MSCI Emerging Markets Index tracks in part the equity markets in Brazil, a decrease in the values of equity securities in the Brazilian market will not only effect the iShares® MSCI Brazil Index Fund, but the iShares® MSCI Emerging Markets Index Fund as well.  Accordingly, adverse market conditions in Brazil will negatively affect both Basket Components. As of September 30, 2010, the five largest country weights were China (17.83%), Brazil (16.22%), South Korea (12.99%), Taiwan (10.54%) and South Africa (8.01%), and the five largest sector weights were Financials (24.90%), Energy (13.99%), Materials (13.90%), Information Technology (12.94%) and Telecommunication Services (8.21%).

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due November 30, 2012

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

MSCI Brazil Index

The disclosures contained in this pricing supplement regarding the MSCI Brazil Index including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources, including Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Brazil Index.

The MSCI Brazil Index is a free float-adjusted market capitalization index of publicly traded securities in the Brazilian market as listed on the São Paolo Stock Exchange. The MSCI Brazil Index is reported by Bloomberg L.P. under the ticker symbol “MXBR”. The MSCI Brazil Index is published in real time every 60 seconds during market trading hours. The MSCI Brazil Index has a base date of December 31, 1987, an initial value of 100, and is calculated in U.S. dollars. As of September 30, 2010, the five largest sector weights were: Materials (25.18%), Financials (24.63%), Energy (23.47%), Consumer Staples (8.70%) and Utilities (5.01%).

The MSCI Brazil Index is part of the MSCI Equity Indices series and is an MSCI Global Investable Market Index, which is an index family within the MSCI International Equity Indices. MSCI aims to include in its indices 85% of the free float−adjusted market capitalization in each industry sector, within each country included in an index.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due November 30, 2012

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due November 30, 2012

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the MSCI Brazil Index.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due November 30, 2012

Historical Information of the iShares® MSCI Emerging Markets Index Fund

The graph below sets forth the information relating to the historical performance of the iShares® MSCI Emerging Markets Index Fund. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the iShares® MSCI Emerging Markets Index Fund. The information provided in this table is for the four calendar quarters of 2007, 2008, and 2009, the first three quarters of 2010, as well as for the period from October 1, 2010 through November 23, 2010.

We obtained the information regarding the historical performance of the iShares® MSCI Emerging Markets Index Fund in the chart below from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the iShares® MSCI Emerging Markets Index Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the iShares® MSCI Emerging Markets Index Fund. We cannot give you assurance that the performance of the iShares® MSCI Emerging Markets Index Fund will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the iShares® MSCI Emerging Market Index Fund	Low Intra-Day Level of the iShares® MSCI Emerging Market Index Fund	Period-End Closing Level of the iShares® MSCI Emerging Market Index Fund
1/1/2007	3/30/2007	39.85	34.52	38.75
3/31/2007	6/29/2007	44.62	34.52	43.77
6/30/2007	9/28/2007	50.49	37.15	49.78
9/29/2007	12/31/2007	55.83	47.22	50.10

1/1/2008	3/31/2008	50.75	40.68	44.79
4/1/2008	6/30/2008	52.48	44.43	45.19
7/1/2008	9/30/2008	44.76	30.88	34.53
10/1/2008	12/31/2008	34.29	18.22	24.97

1/1/2009	3/31/2009	27.28	19.87	24.81
4/1/2009	6/30/2009	34.88	24.72	32.23
7/1/2009	9/30/2009	39.51	30.25	38.91
10/1/2009	12/31/2009	42.52	37.30	41.50

1/1/2010	3/31/2010	43.47	35.01	42.12
4/1/2010	6/30/2010	44.02	35.21	37.32
7/1/2010	9/10/2010	44.99	36.76	44.77
10/1/2010	11/23/2010	48.62	44.81	44.89

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due November 30, 2012

Historical Information of the iShares® MSCI Brazil Index Fund

The graph below sets forth the information relating to the historical performance of the iShares® MSCI Brazil Index Fund. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the iShares® MSCI Brazil Index Fund. The information provided in this table is for the four calendar quarters of 2007, 2008, and 2009, the first three quarters of 2010, as well as for the period from October 1, 2010 through November 23, 2010.

We obtained the information regarding the historical performance of the iShares® MSCI Brazil Index Fund in the chart below from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the iShares® MSCI Brazil Index Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the iShares® MSCI Brazil Index Fund. We cannot give you assurance that the performance of the iShares® MSCI Brazil Index Fund will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the iShares® MSCI Brazil Index Fund	Low Intra-Day Level of the iShares® MSCI Brazil Index Fund	Period-End Closing Level of the iShares® MSCI Brazil Index Fund
1/1/2007	3/30/2007	49.98	42.00	49.17
3/31/2007	6/29/2007	63.35	48.85	61.35
6/30/2007	9/28/2007	74.72	46.61	74.09
9/29/2007	12/31/2007	87.65	71.00	80.70

1/1/2008	3/31/2008	88.77	64.00	77.03
4/1/2008	6/30/2008	102.20	77.48	89.59
7/1/2008	9/30/2008	88.97	48.66	56.57
10/1/2008	12/31/2008	56.63	26.64	34.90

1/1/2009	3/31/2009	41.03	31.15	37.67
4/1/2009	6/30/2009	58.62	37.24	52.97
7/1/2009	9/30/2009	68.50	48.03	67.67
10/1/2009	12/31/2009	80.92	65.08	74.61

1/1/2010	3/31/2010	78.29	60.85	73.66
4/1/2010	6/30/2010	76.08	57.20	61.96
7/1/2010	9/30/2010	77.11	60.89	76.93
10/1/2010	11/23/2010	81.75	73.66	74.12

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due November 30, 2012

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about November 30, 2010, which is the fourth (4th) business day following the Pricing Date (this settlement cycle being referred to as “T+4”).  See “Plan of Distribution” in the prospectus supplement dated January 11, 2010. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three business days prior to the original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

RBC Capital Markets, LLC